Exhibit 99.1
Venture Global Announces Closing of $750,000,000 Senior Secured Notes by Venture Global Calcasieu Pass, LLC
Arlington, Va. - Venture Global, Inc. (“Venture Global”, NYSE: VG) announced today that its subsidiary, Venture Global Calcasieu Pass, LLC (“VGCP”) has closed an offering of $750,000,000 aggregate principal amount of 6.000% senior secured notes due 2036 (the “Notes”). The Notes will mature on May 1, 2036.

VGCP used the net proceeds from the offering, together with cash on hand and proceeds received from certain hedge terminations, for the prepayment, in full, of VGCP’s outstanding term loans, and to pay fees and expenses in connection with the offering. The Notes are guaranteed by TransCameron Pipeline, LLC (VGCP’s affiliate). The Notes are secured on a pari passu basis by a first-priority security interest in the assets that secure VGCP’s existing senior secured first lien credit facilities and VGCP’s existing senior secured notes.

The Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdictions, and the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Venture Global
Venture Global is an American producer and exporter of low-cost U.S. liquefied natural gas (“LNG”) with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. Venture Global’s first three projects, Calcasieu Pass, Plaquemines LNG, and CP2 LNG, are located in Louisiana along the Gulf of America. Venture Global is developing Carbon Capture and Sequestration projects at each of its LNG facilities.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Venture Global’s business strategy, plans and objectives, including the use of proceeds from the offering. Venture Global believes that the expectations reflected in these “forward-looking statements” are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond Venture Global’s control. In addition, assumptions may prove to be inaccurate. Actual results may differ materially from those anticipated or implied in “forward-looking statements” as a result of a variety of factors. These “forward-looking statements” speak only as of the date made, and other than as required by law, Venture Global undertakes no obligation to update or revise any “forward-looking statement” or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

Investor Contact
Ben Nolan
IR@ventureglobalLNG.com
Media Contact
Shaylyn Hynes
press@ventureglobalLNG.com